2600 Citadel Plaza Drive	Exhibit 99.1
P.O. Box 924133
Houston, Texas 77292-4133

NEWS RELEASE	Information: Brook Wootton
(713) 866-6050

Weingarten Realty Investors Announces Solid Second Quarter 2005 Results Including Record Gains from Property Sales

HOUSTON, July 27 /PRNewswire-FirstCall/ -- Weingarten Realty Investors (NYSE: WRI) announced today the strong results of its second quarter ended June 30, 2005.

•	Net income available to common shareholders on a diluted basis increased to $69.0 million, compared to $36.8 million in the second quarter 2004, an increase of 87.5%;

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Funds from Operations (FFO) on a diluted basis, considered the most meaningful performance measurement within the REIT industry, increased to $64.6 million for the second quarter of 2005 from $51.6 million for the same period in 2004, a 25.2% increase. On a diluted per share basis, FFO increased to $0.69 per share compared to $0.58 per share for the same quarter of the previous year, a 19.0% increase. FFO for 2005 benefited from unusual lease cancellation payments of about $1.8 million while FFO for 2004 included non-cash charges totaling $6.3 million relating to the original issuance costs associated with the redemption of the Company’s Series C Preferred Shares and the impairment of a tract of unimproved land. Excluding these unusual items in both years, FFO for the second quarter of 2005 totaled $62.8 million, or $.67 per common share, as compared to $57.9 million, or $.65 per common share;

•	Rental revenues for the second quarter of 2005 were $133.6 million, up from $119.6 million for the second quarter of 2004, an 11.7% increase;

•	Same property Net Operating Income (NOI) growth for the total portfolio was 4.8%, the highest such increase in at least the last five years;

•	Occupancy of the overall portfolio was reported at 94.2% for the second quarter of 2005;

•	Acquisitions and new developments, year-to-date, added 1.6 million square feet to the portfolio, representing a total investment of $243 million;

•	Dispositions, year-to-date, totaled 1.1 million square feet providing proceeds of $141.4 million, and generating gains of $62.5 million;

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The Board of Trust Managers declared a dividend of $0.44 per common share for the second quarter of 2005, up from $0.415 per common share in 2004. On an annualized basis, this represents a dividend of $1.76 per common share as compared to $1.66 per common share for the prior year, a 6.0% increase. The dividend is payable on September 15, 2005 to shareholders of record on September 5, 2005; and

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The Board of Trust Managers also declared dividends on the Company's preferred shares. Dividends related to the 6.75% Series D Cumulative Redeemable Preferred Shares (NYSE: WRIPrD) are $0.421875 per share for the quarter. Dividends on the 6.95% Series E Cumulative Redeemable Preferred Shares (NYSE: WRIPrE) are $0.434375 per share for the same period. Both preferred share dividends are payable on September 15, 2005 to shareholders of record on September 5, 2005.

In announcing the results for the second quarter, Drew Alexander, President and Chief Executive Officer, indicated the strong performance of its existing portfolio, coupled with the continued strength of the Company’s acquisition and development efforts, has allowed the Company to produce solid year over year results while at the same time completing record levels of dispositions of certain non-core assets.

"Leasing activity remains solid with rental rates up over 8% and same store NOI for the quarter increasing a very strong 4.8%," Alexander stated. "Additionally, our acquisitions team continues to be successful in identifying attractive acquisition opportunities and efficiently moving these prospects to closing. During the second quarter, we purchased eight shopping centers totaling 1.1 million square feet with a combined investment of $167 million and a projected return of approximately 7 1/2%. In addition, we have another $100 million of potential acquisitions under contract, in various stages of due diligence. Naturally, the future market environment for attractive acquisitions will continue to determine the pace that we can execute our on-going program. As always, we take a very disciplined approach to investing our shareholders' money and will only undertake acquisition projects that can deliver long-term returns over our blended cost of capital," Alexander added.

"We were also very successful in accelerating the pace of our dispositions program during the second quarter. During the quarter, we sold four shopping centers, an 80% interest in two additional shopping centers and one industrial building. Subsequent to quarter-end, we sold an additional shopping center. Year-to-date dispositions produced proceeds of $141 million representing 1.1 million square feet," Alexander commented.

Alexander also reported that the Company currently has seven retail development properties in various stages of development. Anchored by market-dominant supermarkets or national discount department stores, these developments will represent an investment of approximately $50 million and will add over 400,000 square feet to the portfolio when completed. The properties are slated to open during the remainder of 2005 and early 2006.

In addition to these projects, the company is seeing a significant increase in the development pipeline. At the present time the company has 15 sites under contract, which will add 2.2 million square feet with an investment value of approximately $225 million when fully developed over the next two to three years.

With respect to the existing portfolio, Alexander noted that the Company completed 336 new leases and renewals totaling 1.7 million square feet during the second quarter 2005, with an average rental rate increase of 8.1% on a same-space basis. Net of capital costs associated with improvements to the leased spaces, rental rates increased 5.1%.

Alexander stated, "Looking ahead, we are very excited about the opportunities to profitably grow the Company during the remainder of 2005. We are focused on maximizing the value of our existing portfolio, completing acquisition and development opportunities, and continuing the accelerated pace of our disposition program. We believe that the recycling of certain assets is an important part of our ongoing strategy."

Conference Call Information

The Company also announced that it will host a live webcast of its quarterly conference call on Thursday, July 28, 2005 at 10:00 a.m. Central Time. The webcast can be accessed via the Company's Web site at http://www.weingarten.com. A replay is also available through the Company's Web site starting approximately two hours following the live call or can be heard by calling 877-519-4471, identification number 6215460 for the following 24 hours.

About Weingarten Realty Investors

Weingarten Realty Investors is a Houston, Texas based real estate investment trust with 353 income producing and new development properties in 20 states that span from coast to coast in the southern half of the United States. Included in the portfolio are 294 neighborhood and community shopping centers and 59 industrial properties aggregating 47.0 million square feet. Weingarten has one of the most diversified tenant bases of any major REIT in its sector, with the top 10 tenants comprising less than 15% of its rental revenues. Listed on the New York Stock Exchange, the Company's common shares are traded under the symbol "WRI". Additionally, the Company produces and posts on a quarterly basis supplemental financial information on its Web site. For further information on the Company, please visit http://www.weingarten.com.

Forward-Looking Statements

Statements included herein that state the Company's or Management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.

Financial Statements
Weingarten Realty Investors
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
STATEMENTS OF CONSOLIDATED INCOME AND	2005	2004	2005	2004
FUNDS FROM OPERATIONS	(Unaudited)		(Unaudited)
Rental Income	$133,598	$119,622	$264,318	$232,435
Other Income	3,134	1,483	4,283	3,310
Total Revenues	136,732	121,105	268,601	235,745
Depreciation and Amortization	31,476	28,608	61,858	54,584
Operating Expense	19,298	18,437	38,503	35,181
Ad Valorem Taxes	15,929	14,321	31,759	28,375
General and Administrative Expense	4,522	3,936	8,769	7,962
Impairment Loss		2,700		2,700
Total Expenses	71,225	68,002	140,889	128,802
Operating Income	65,507	53,103	127,712	106,943
Interest Expense	(31,887)	(28,140)	(62,490)	(55,873)
Loss on Early Redemption of Preferred Shares		(3,566)		(3,566)
Equity in Earnings of Joint Ventures	1,619	1,587	2,893	2,816
Income Allocated to Minority Interests	(1,745)	(975)	(3,145)	(1,854)
Gain on Sale of Properties	22,006	102	21,979	419
Income From Continuing Operations	55,500	22,111	86,949	48,885
Operating Income From Discontinued Operations	878	1,641	1,876	3,276
Gain on Sale of Properties From Discontinued Operations	13,827	13,430	17,942	13,430
Income from Discontinued Operations	14,705	15,071	19,818	16,706
Net Income	70,205	37,182	106,767	65,591
Less: Preferred Dividends	2,526	1,265	5,051	2,531
Net Income Available to Common Shareholders--Basic	$67,679	$35,917	$101,716	$63,060
Net Income Per Common Share--Basic	$0.76	$0.42	$1.14	$0.75
Net Income Available to Common Shareholders--Diluted	$69,018	$36,783	$104,289	$64,751
Net Income Per Common Share--Diluted	$0.74	$0.42	$1.12	$0.74

Funds from Operations:
Net Income Available to Common Shareholders	$67,679	$35,917	$101,716	$63,060
Depreciation and Amortization	29,447	27,027	57,759	51,781
Depreciation and Amortization of Unconsolidated Joint Ventures	939	701	1,843	1,358
Gain on Sale of Properties	(35,622)	(13,508)	(39,713)	(13,825)
Loss on Sale of Properties of Unconsolidated Joint Ventures	2		3
Funds from Operations--Basic	$62,445	$50,137	$121,608	$102,374
Funds from Operations Per Common Share--Basic	$0.70	$0.59	$1.36	$1.21
Funds from Operations--Diluted	$64,606	$51,645	$125,842	$105,212
Funds from Operations Per Common Share--Diluted	$0.69	$0.58	$1.35	$1.20
Weighted Average Shares Outstanding--Basic	89,178	85,598	89,150	84,371
Weighted Average Shares Outstanding--Diluted	93,170	88,627	93,118	87,451

	June 30,	December 31,
	2005	2004
CONSOLIDATED BALANCE SHEETS	(Unaudited)	(Audited)
Property	$3,938,800	$3,751,607
Accumulated Depreciation	(645,883)	(609,772)
Investment in Real Estate Joint Ventures	62,149	48,382
Notes Receivable	23,840	16,593
Unamortized Debt and Lease Costs	96,875	91,155
Accrued Rent and Accounts Receivable, net	47,113	57,964
Cash and Cash Equivalents	48,603	45,415
Other Assets	57,475	68,974
Total Assets	$3,628,972	$3,470,318

Debt	$2,221,554	$2,105,948
Accounts Payable and Accrued Expenses	93,447	99,680
Other	104,538	94,800
Total Liabilities	2,419,539	2,300,428

Minority Interest	86,370	73,930

Preferred Shares of Beneficial Interest	4	4
Common Shares of Beneficial Interest	2,677	2,672
Additional Paid in Capital	1,286,950	1,283,270
Accumulated Dividends in Excess of Net Income	(161,994)	(185,243)
Accumulated Other Comprehensive Loss	(4,574)	(4,743)
Total Shareholders' Equity	1,123,063	1,095,960
Total Liabilities and Shareholders' Equity	$3,628,972	$3,470,318